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Exhibit 23.1

    Independent Auditors' Consent

              We consent to the use in this Registration Statement of Morningstar, Inc. ("the Company") on Form S-1 of our report dated April 30, 2004 related to the financial statements of the Company as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in its method of accounting for goodwill and intangible assets) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 30, 2004 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Chicago, Illinois
May 5, 2004

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Independent Auditors' Consent